EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement (No. 333-183878) on Form S-4 of Sabra Health Care Limited Partnership and Sabra Capital Corporation of our report dated March 1, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Sabra Health Care REIT, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

October 12, 2012